SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	770156584 (I.R.S. Employer Identification No.)

3408 Garrett Drive Santa Clara, California (Address of principal executive offices)	95054-2803 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX

AMENDMENT NO. 2 TO FORM 8-A
     The undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A filed with the SEC August 21, 1998, as amended by Amendment No. 1 to Form 8-A filed with the SEC on July 31, 2008, for its Preferred Share Purchase Rights as follows:
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A filed with the SEC August 21, 1998, as amended by Amendment No. 1 to Form 8-A filed with the SEC on July 31, 2008 (as amended to date, the “Form 8-A”) filed by Trident Microsystems, Inc., a Delaware corporation (the “Company”), is hereby further amended to include the following:
     On May 14, 2009, the Company amended its Amended and Restated Rights Agreement, dated as of July 23, 2008 (the “Amended and Restated Rights Agreement”), between the Company and Mellon Investor Services LLC, by entering into the First Amendment to the Amended and Restated Rights Agreement (the “Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Rights Agreement, as amended by the Amendment.
     The Company entered into the Amendment in connection with the Purchase Agreement, dated March 31, 2009, between the Company, its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), and Micronas Semiconductor Holding AG, a Swiss corporation (“Micronas”). Pursuant to the Purchase Agreement, on May 14, 2009, the Company and TMFE acquired certain assets from Micronas (the “Acquisition”), in consideration for the issuance to Micronas of 7 million newly issued shares of the Company’s common stock (the “Shares”), representing approximately 10% of the Company’s outstanding common stock, and warrants (the “Warrants”) to acquire up to 3.0 million additional shares of the Company’s common stock. In connection with the closing of the Acquisition, the Company and Micronas entered into a Stockholder Agreement, setting forth specified rights and obligations of Micronas associated with the Shares, and certain agreements by Micronas regarding its voting of the Shares. In addition, the Company agreed with Micronas to enter into the Amendment.
     Pursuant to the Amendment, Section 1(n) of the Amended and Restated Rights Agreement is amended and restated in its entirety to revise the definition of “Exempt Person” in connection with the acquisition by Micronas of the beneficial ownership of the Shares of Common Stock contemplated by the Purchase Agreement, and of the shares issuable upon exercise of the Warrants. Accordingly, Section 1(n) of the Amended and Restated Rights Agreement has been amended and restated in its entirety by the Amendment to state as follows:
     (n) “Exempt Person” shall mean, as the context may require, each, any and all of the following:
          (i) the Company or any Subsidiary of the Company, including, without limitation, in its fiduciary capacity, any employee benefit plan or employee or director stock plan of the Company or of any Subsidiary of the Company, or any Person, organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or any Person funding other employee benefits for employees of the Company or any Subsidiary of the Company; and
          (ii) Micronas (as such term is defined in the Stockholder Agreement, dated May 14, 2009 between the Company, TMFE and Micronas Semiconductor Holding AG (the “Stockholder Agreement”)), or any Affiliate of Micronas, who acquires shares of Common Stock (x) as Consideration Shares or shares issuable upon exercise of the Warrants (as such terms are defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement, dated March 31, 2009 (the “Purchase Agreement”), by and between Micronas, the Company (solely with respect to the joint and several undertaking on the signature page thereto and Sections 3.4, 4.3, 4.6.2, 4.6.3(d), 6, 8.7, 8.8, 8.9, 11 and 13-20 thereto), and Trident Microsystems (Far East) Ltd. (“TMFE”), or (y) subject to the limitations and conditions set forth in the Stockholder Agreement, anytime thereafter, in each case, so long as the aggregate amount of the “Beneficial Ownership” of “Equity Securities” held by Micronas and any Affiliate does not exceed the “Applicable Percentage” (as such terms are defined in the Stockholder Agreement); provided, that neither Micronas nor any Affiliate of Micronas shall cease to be an Exempt Person (x) by reason of a purchase of shares of Common Stock in excess of the Applicable Percentage to the extent such purchase is in a Rights Offering (as defined in the Stockholder Agreement) or an offer that was made generally available to holders of equity securities of the Company, or (y) as a result of the exercise or exchange of Rights held by Micronas or an Affiliate of Micronas or (z) by reason of an acquisition of shares made in compliance with the terms and conditions of the Stockholder Agreement.
     A copy of the First Amendment to Amended and Restated Rights Agreement between the Company and Mellon Investor Services LLC as Rights Agent is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the changes to the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, as amended by the Amendment.
Item 2. Exhibits.
     The form of First Amendment to Amended and Restated Rights Agreement between the Company and Mellon Investor Services LLC as Rights Agent is attached hereto as Exhibit 1 and is incorporated herein by reference.

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TRIDENT MICROSYSTEMS, INC.
Date: May 15, 2009	By:	/s/ DAVID L. TEICHMANN
David L. Teichmann
Senior Vice President, General Counsel and Corporate Secretary

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EXHIBIT INDEX

Exhibit	Description

1	Amendment No. 1 to Amended and Restated Rights Agreement between Trident Microsystems, Inc. and Mellon Investor Services LLC as Rights Agent (incorporated by reference to Exhibit 4.4 from Registrant’s Form 8-K filed May 15, 2009).

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